EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77Q1: Exhibits (2)
------------------------------------------------------------------

EXHIBIT A:
Sub Item 77C:

A special meeting of shareholders of Credit Suisse Japan
Small Cap Fund, Inc. (the "Fund") was held on Wednesday, April 17, 2002, at the offices of the Fund, 466 Lexington Avenue, New York, New York 10017-3147. The following matter was voted upon by the shareholders and the resulting votes (with percentages based on the total outstanding shares of the Fund) are presented below.

To approve the Agreement and Plan of
Reorganization, dated as of January 15, 2002, providing that (i) the Fund would transfer to Credit Suisse Japan Growth Fund, Inc. (the
"Acquiring Fund") all of the Fund's assets in exchange for Common Class and Advisor
Class shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities, (ii) such shares of the Acquiring Fund would be distributed to shareholders of the Fund in liquidation of the Fund, and (iii) the Fund would subsequently be dissolved.

FOR      19,961,359.9320 shares  (50.617%)
AGAINST   2,699,865.4380 shares  (6.846%)
ABSTAIN   1,494,087 shares  (3.789%)


EXHIBIT B:

(1)                ARTICLES SUPPLEMENTARY
                            OF
   CREDIT SUISSE WARBURG PINCUS JAPAN SMALL COMPANY FUND, INC.

CREDIT SUISSE WARBURG PINCUS JAPAN SMALL COMPANY
FUND, INC. (the "Corporation"), a Maryland corporation with its principal corporate offices in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:
FIRST: The Board of Directors of the Corporation, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940
Act"), and having authorized capital of Three Billion (3,000,000,000) shares of common stock, par value $0.001 per share ("Common Stock"), has adopted resolutions:
1. Authorizing the issuance of an additional One
Billion (1,000,000,000) shares of Common Stock, with an aggregate par value of One Million Dollars ($1,000,000), thereby increasing the total number of authorized shares to Four Billion (4,000,000) shares with an aggregate par value of Four Million Dollars ($4,000,000).
2. Classifying such additional authorized but unissued shares as Class A Shares.
SECOND: Each Class A Share will have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of Common Stock, except that subject to the provisions of any governing order, rule or regulation issued pursuant to the 1940 Act:
(i) Class A Shares will share equally with Common
Stock other than Class A Shares ("Non-Class A
Shares") in the income, earnings and profits derived from investment and reinvestment of the assets belonging to the Corporation and will be charged equally with Non-Class A
Shares with the liabilities and expenses of the Corporation, except that Class A Shares shall have such rights and obligations with respect to sales charges, redemption charges and other fees or charges, and allocations of expenses as are determined by the Board of Directors with respect to Class A Shares or as set forth in the Prospectus or Statement of Additional Information pursuant to which the Class A Shares are sold;
(ii) Only Class A Shares will be entitled to vote on any matter submitted to a vote of shareholders of the Corporation that pertains to any matter which relates to Class A
Shares, except that if said matter also
affects Non-Class A Shares, Non-Class A
Shares will also be entitled to vote, and in such case Class A Shares will be voted in the aggregate together with such Non-Class A
Shares and not by series except where
otherwise required by law. Class A Shares will not be entitled to vote on any matter that does not affect Class A Shares (except where otherwise required by law) even though the matter is submitted to a vote of the holders of Non-Class A Shares;
(iii) The Board of Directors of the Corporation in its sole discretion may determine whether a matter affects a particular class or series of Corporation shares; and
(iv) At such times (which may vary between and among the holders of Common Stock) as may be determined by the Board of Directors (or, with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation
(the "Corporation's Registration
Statement"), certain Class A Shares may be converted automatically into Non-Class A
Shares based on the relative net asset values of such classes at the time of conversion;
subject, however, to any conditions of
conversion that may be imposed by the Board of Directors (or, with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's Registration Statement.
THIRD: The shares aforesaid have been duly classified by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law and pursuant to the authority and power contained in ARTICLE V of the Corporation's charter.


IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse
Warburg Pincus Japan Small Company Fund, Inc. and acknowledge that it is the act and deed of the Corporation and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.
Dated: October 23, 2001
CREDIT SUISSE WARBURG PINCUS
JAPAN SMALL COMPANY FUND,
INC.

By:
Name:	Hal Liebes
Title:	Vice President and Secretary

ATTEST:
Name:
Title:



(2)                         ARTICLES OF AMENDMENT
                                     OF
                          ARTICLES OF INCORPORATION
                                     OF
      CREDIT SUISSE WARBURG PINCUS JAPAN SMALL COMPANY FUND, INC.

Credit Suisse Warburg Pincus Japan Small Company Fund,
Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:
FIRST: Article II of the Charter of the Corporation is amended to read as follows:
"ARTICLE II
NAME
The name of the corporation is Credit Suisse Japan
Small Company Fund, Inc."
SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.
IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: November 7th , 2001
/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary